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                                                                      EXHIBIT 12

                                 Shea & Gardner
                         1800 Massachusetts Avenue, N.W.
                              Washington, DC 20036

                            Telephone: (202) 828-2000
                            Facsimile: (202) 828-2195


                                 April 24, 2001


Committee
The Prudential Variable Contract Account-10
751 Broad Street
Newark, NJ  07102-3777

Gentlemen:

     We have served as counsel to The Prudential Variable Contract Account-10 (the "Account") in connection with various matters relating to the registration of the variable annuity contracts issued through the Account under the Securities Act of 1933, as amended, and the registration of the Account under the Investment Company Act of 1940, as amended.

     Based on our examination of the relevant documents contained in the Account's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the contracts are issued in accordance with the terms described in the registration statement, that the purchase payments made under the contracts are allocated to the Account, and that all actions necessary to obtain approval of the contracts under state insurance law are taken, we are of the opinion that the contracts will be legally issued and will be binding obligations of The Prudential Insurance Company of America.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's registration statement.


                                            Yours truly,


                                            /s/
                                            Christopher E. Palmer